Exhibit 99.1

JELD-WEN Holding, Inc. Announces Launch of Secondary Offering of Common Stock

Charlotte, N.C. - CHARLOTTE, N.C.--(BUSINESS WIRE)-- JELD-WEN Holding, Inc. (NYSE:JELD) today announced a secondary public offering of 12,500,000 shares of common stock by certain of the company’s existing stockholders, including Onex Partners Manager LP and its affiliates (collectively, the “Selling Stockholders”). Additionally, in connection with the offering, certain of the Selling Stockholders intend to grant to the underwriters a 30-day option to purchase up to 1,875,000 additional shares of common stock.
The company is not selling any shares in this offering and will not receive any proceeds from the sale of shares being sold by the Selling Stockholders in this offering.
Barclays, Citigroup, Credit Suisse, J.P. Morgan, Baird, and Goldman Sachs & Co. LLC are acting as joint book-running managers in the offering. BofA Merrill Lynch, Deutsche Bank Securities, RBC Capital Markets, and Wells Fargo Securities are acting as co-managers in the offering.
The offering of these securities is being made only by means of a prospectus. Copies of the final prospectus may be obtained, when available, from: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (800) 831-9146.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JELD-WEN
JELD-WEN (NYSE listed), founded in 1960, is one of the world’s largest door and window manufacturers, operating 120 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

For JELD-WEN Holding, Inc.
Investor Relations:
John Linker, +1-704-378-7007
investors@jeldwen.com
or
Media Relations:
Stefanie Week
sweek@cmdagency.com
JELD-WEN@cmdagency.com

Source: JELD-WEN Holding, Inc.